Exhibit 10.1
AMENDMENT TO JUNE 22, 2000 EMPLOYMENT AGREEMENT
BETWEEN VALUE CITY DEPARTMENT STORES, INC. AND
JAMES MCGRADY
     WHEREAS, Retail Ventures, Inc. (the “Company”) and James McGrady (“Executive”) wish to amend that certain employment agreement with Value City Department Stores, Inc. effective as of June 22, 2000 (the “Agreement”); and
     WHEREAS, the Company desires to retain Executive in the position of Chief Financial Officer of the Company and provide him with a compensation structure that more effectively rewards and incentivizes him in his responsibilities following the restructuring of the Company’s finance and accounting organization; and
     WHEREAS, the Company additionally desires to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement as follows:
1.	The Agreement is hereby amended by deleting all references to “Value City Department Stores, Inc.” and replacing them with “Retail Ventures, Inc.”

2.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
1. Position and Duties. Executive shall continue to be employed as Chief Financial Officer of Retail Ventures, Inc. (“Company”), with such authority as is customary for this position, and shall perform such other services and duties as may be designated from time to time. Executive shall report to the Company’s Chief Executive Officer (“CEO”). All references in the original Employment Agreement to “COO” shall be replaced with “CEO”.
3.	Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
1.1 Executive agrees to devote necessary business time, best efforts and appropriate attention to the business and affairs of the Company, except for any vacations, illness or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive’s right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder or, with the prior written consent of the CEO, to sit on the boards of other businesses.

4.	Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.	Term. This Agreement will remain in effect from the Effective Date until it terminates as provided in Sections 5.3 and 5.4. Any notice of termination required to be given under this Agreement must be given as provided in Section 7.9.
5.	Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
3.1 Base Salary. Effective June 22, 2008, the Company shall pay Executive an annual base salary of $200,000 as compensation for his services to the Company. Executive’s Base Salary will be paid in installments that correspond with the Company’s normal payroll practices.
6.	Section 3.3 of the Agreement, titled “Incentive Bonus” is hereby amended to delete all references to “40%” and replace them with “50%”, to reflect Executive’s current incentive bonus percentage as approved by the Company’s Compensation Committee.

7.	The last sentence of Section 3.3 of the Agreement, titled “Incentive Bonus” is hereby deleted in its entirety and replaced with the following:

The incentive bonus determined to be due, if any, will be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year.

8.	New Section 3.9 is hereby added to the Agreement as follows:
3.9 Retention Payments. The Company shall pay Executive a retention payment of $200,000 on or before July 18, 2008 and an additional retention payment of $200,000 on January 2, 2009. Additional retention payments of $10,000 per month, payable the 1st business day of each month, will be paid to Executive for a 54-month period commencing on February 1, 2009 through and including July 1, 2013. If Executive’s employment is terminated pursuant to Section 5.3 the retention payments continue and all provisions of this section survive. Executive is not entitled to the $200,000 retention payments if he resigns from his position prior to the date on which the given payment is to be made, but Executive’s resignation will not affect the Company’s obligation to pay the $10,000 retention payments. As a condition to receiving these retention payments, upon the termination of his employment and if requested by the Company, Executive will enter into a mutually agreeable consulting agreement with the Company for a period up to and including July 31, 2013; provided, however, that the terms of such consulting agreement shall not cause Executive’s termination to fail to qualify as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
9.	Section 5.1 is hereby amended by adding the following sentence to the end thereof:

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Any payments made pursuant to this Section 5.1 shall be paid within 15 days following Executive’s death.
10.	Section 5.2 is hereby amended by adding the following sentence to the end thereof:

Any payments made pursuant to this Section 5.2 shall be paid within 15 days following Executive’s termination due to permanent disability.

11.	Section 5.3.1 is hereby deleted.

12.	New Section 5.3.2(iv) is hereby added to the Agreement as follows:
(iv) Any payments made pursuant to Section 5.3.2(i) shall be paid in monthly installments in accordance with the Company’s payroll practices. Any payment made pursuant to Section 5.3.2(ii) shall be paid at the time described in Section 3.3.
13.	Section 5.4.1 is amended to delete the last sentence stating “Company shall thereafter have no obligation to Executive under this Agreement.”

14.	New Section 5.6 is hereby added to the Agreement as follows:
5.6 Termination. For purposes of this Agreement, any reference to Executive’s “termination” (or any form thereof) shall mean Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” of the Company (within the meaning of Section 409A and as determined under the Company’s policy for determining specified employees) upon his termination, any payments under this Agreement that would constitute deferred compensation subject to Section 409A shall not be paid (or begin to be paid) until the 1st day of the 7th month following Executive’s termination. If Executive dies during before payment is made (or begins), payment shall be made to the person described in Section 5.1 within 15 days after the date of death.
15.	New Section 8.0 is hereby added to the Agreement as follows:
8.0 Section 409A Compliance. The parties intend that this Agreement comply with the requirements of Section 409A of the Code and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly. Nothing herein shall be construed as the guarantee of any particular tax treatment to Executive.
16.	All other provisions of the Agreement not specifically changed by this amendment remain in full force and effect.
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     IN WITNESS WHEREOF, the parties have duly executed and delivered this amendment, which incorporates the arbitration provision in Section 6 of the original Agreement by reference, effective as of the latest date set forth below.

EXECUTIVE

/s/ James McGrady

JAMES MCGRADY

Dated: , ___

RETAIL VENTURES, INC.

/s/ Heywood Wilansky

HEYWOOD WILANSKY

Its:

Dated: , ___

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